GoPro Raises $50 Million Secured Term Loan

SAN MATEO, Calif., Aug. 4, 2025 – GoPro, Inc. (NASDAQ: GPRO) announced it entered into a second lien credit agreement (the “Second Lien Credit Agreement”) providing for a secured term loan in an aggregate principal amount of $50 million from Farallon Capital Management, L.L.C., and certain of its affiliates (“Farallon”). The company closed the debt financing as part of a strategic initiative to bolster its balance sheet and placed approximately $94 million in escrow to repay the convertible debt maturing in November 2025.
“This debt financing underscores our disciplined approach to capital management and reinforces our commitment to achieving long-term financial strength,” said Brian McGee, GoPro’s CFO and COO. “Farallon’s understanding of our business needs allowed us to develop a solution that enhances our balance sheet in a way that is intended to provide the flexibility we need to meet our near-term obligations while continuing to execute on the business.”
GoPro’s obligations under the Second Lien Credit Agreement are guaranteed by certain of GoPro’s domestic subsidiaries and are secured by a second lien security interest in substantially all of the assets of GoPro, including its intellectual property, and a pledge of shares in certain of GoPro’s subsidiaries.
The Second Lien Credit Agreement contains customary representations, warranties and affirmative and negative covenants, including financial covenants. The negative covenants include restrictions on the incurrence of liens and indebtedness, certain investments, dividends, stock repurchases and other matters, all subject to certain exceptions. The financial covenants require (a) GoPro to maintain liquidity (defined as unrestricted cash, cash equivalents and availability under the Revolving Credit Agreement (as defined below) of at least $40,000,000, subject to a step-down to $30,000,000 upon achievement of a total leverage ratio below 1.00:1.00; (b) GoPro not to have EBITDA (as defined in the Second Lien Credit Agreement) of (i) less than $10,000,000 for the fiscal quarter ending December 31, 2025, (ii) less than $10,000,000 for the period of four consecutive fiscal quarters ending March 31, 2026, (iii) $22,000,000 for the period of four consecutive fiscal quarters ending June 30, 2026, (iv) $30,000,000 for the period of four consecutive fiscal quarters ending September 30, 2026 or (v) $40,000,000 for any period of four consecutive fiscal quarters ending on or after December 31, 2026; and (c) GoPro not to permit an asset coverage ratio of less than (i) on or prior to December 31, 2025, 1.25:1.00 or (ii) thereafter, 1.15:1.00.
In connection with entering the Second Lien Credit Agreement, GoPro entered into an Amendment to its existing credit agreement with Wells Fargo Bank, National Association,

as administrative agent and the lenders from time to time party thereto, in order to permit entry into the Second Lien Credit Agreement and grant the administrative agent and the lenders a first-priority security interest in all of GoPro’s intellectual property registrations and applications pursuant to an Amended and Restated Guaranty and Security Agreement.
In addition, GoPro has agreed to issue to Farallon or its affiliates warrants (the “Warrants”) to purchase 11,076,968 shares of Class A Common Stock, par value $0.0001 of GoPro (“Common Stock”) to Farallon or its affiliates. Each Warrant has an exercise price of $1.25 per share, is immediately exercisable, will expire on August 4, 2035 (ten years from the date of issuance), and is subject to customary adjustments for certain transactions affecting GoPro’s capitalization.
Additional details regarding the Second Lien Credit Agreement and Amendment and Warrants are available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.
About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world capture and share itself in immersive and exciting ways.
GoPro has been recognized as an employer of choice by both Outside Magazine and U.S. News & World Report for being among the best places to work. Open roles can be found on our careers page. For more information, visit GoPro.com.
Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, X, YouTube, and GoPro's blog, The Current. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Members of the press can access official logos and imagery on our press portal.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
About Farallon
Farallon Capital Management, L.L.C. is a global investment firm founded in 1986 and registered as an investment adviser with the United States Securities and Exchange Commission. Farallon invests across asset classes and geographies through bottom-up fundamental research and analysis, with an emphasis on capital preservation. Farallon’s credit team partners closely with counterparties to develop tailored financing solutions across global credit markets, including both public and private opportunities. More information about Farallon is available at www.faralloncapital.com.
Note on Forward-looking Statements

This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as "anticipate," "believe," "estimate," "expect," "intend," "should," "will," "plan" and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include, but are not limited to, statements related to the Company's use of proceeds, ability to repay the existing convertible debt of the Company, ability to meet the financial covenants of the term loan and ability to execute on the Company’s business. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. The Company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability to execute on the business plan and generate sufficient revenue. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the "SEC") on March 17, 2025, and as updated in filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. The Company undertakes no duty or obligation to update any forward-looking statements contained herein as a result of new information, future events or changes in its expectations.